Exhibit 99.2

Evercore Partners and Trilantic Capital Partners Announce Strategic Relationship

NEW YORK, February 11, 2010 – Evercore Partners Inc. (NYSE: EVR) and Trilantic Capital Partners are pleased to announce the formation of a strategic alliance to pursue private equity investment opportunities for Trilantic’s current fund and to collaborate on the future growth of Trilantic’s business.

The strategic relationship leverages the respective strengths of each firm while maintaining each firm’s independence. Trilantic, a prominent private equity firm focused on middle market investments in North America and Europe, has a strong track record of investing in and building first-class businesses. Trilantic currently manages two institutional private equity funds with an aggregate capital commitment of approximately $3.9 billion. Evercore’s leading M&A and restructuring advisory business and its private equity team will help to expand the opportunity set of attractive investments for Trilantic and will support Trilantic’s future fund raising initiatives.

Under terms of the agreements, upon receipt of required consents, Evercore will issue 500,000 restricted share equivalents with a minimum redemption value of $16.5 million on December 31, 2014 in exchange for a minority economic interest in Trilantic’s current global fund. Evercore also will commit 2.5%, up to $50 million, to Trilantic’s next private equity fund when it is raised, in exchange for a minority economic interest in that fund.

Ralph Schlosstein, Evercore’s President and Chief Executive Officer, said, “This relationship is a great opportunity to leverage the best skills and attributes of both firms – Evercore’s deal flow, intellectual capital and relationships and Trilantic’s investing expertise and available fund capital.” He added, “I have known the founders of Trilantic for many years and I am excited about this opportunity to enter into this collaborative venture.”

Charles Ayres, Trilantic’s Chairman and Founding Partner, said, “The principals of Trilantic and our investors believe there is a significant benefit to maintaining a strategic relationship with a leading firm like Evercore. We are optimistic that this venture will create substantial value for both Trilantic and Evercore.”

Evercore Capital Partners, led by James Matthews and Neeraj Mital, will continue to independently manage Evercore’s existing private equity funds and will collaborate with Trilantic on new investments as part of the strategic alliance.

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment management firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings, financings and other strategic transactions. Evercore’s Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, San Francisco, Boston, Washington D.C., Los Angeles, Houston, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.evercore.com.

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Kenny Juarez
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999

About Trilantic Capital Partners

Trilantic Capital Partners, a private equity firm focused on control and significant minority investments in North America and Europe, was formed in 2009 by the former principals of Lehman Brothers Merchant Banking, where they created a strong track record of investing in and building first-class businesses. Trilantic currently manages two institutional private equity funds with an aggregate capital commitment of $3.9 billion. More information about Trilantic can be found on the Company’s Web site at www.trilanticpartners.com.

Investor Contact:	Linda Due
Investor Relations, Trilantic Capital Partners
212-607-8438